Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
September 29, 2014
News Media
Ruben Rodriguez (202) 624-6620

Financial Community
Douglas Bonawitz (202) 624-6129

Dale S. Rosenthal Elected to Boards of Directors

of WGL Holdings, Inc. and Washington Gas

WASHINGTON — WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas and other energy-related subsidiaries, today announces the election of Dale S. Rosenthal to the boards of directors of WGL Holdings and Washington Gas, effective October 1, 2014. With the election of Ms. Rosenthal, the number of directors for WGL Holdings and Washington Gas currently stands at nine.

“We are honored that Ms. Rosenthal has chosen to join our Board of Directors,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings and Washington Gas. “The exceptional business acumen and abundant knowledge that she will bring to our company as a board member will undoubtedly contribute to WGL’s success, now and into the future.”

As Division President of Clark Financial Services Group, Ms. Rosenthal is setting the strategy for Clark’s entry into the alternative energy space, leveraging Clark Construction’s core turnkey construction competence into alternative energy development, finance and management.

Prior to her promotion to Division President, Ms. Rosenthal served as Chief Financial Officer of Clark Construction for 8 years, leading all the financial functions of Clark Construction, a multi-billion dollar company. Some of the functions under her purview as CFO included enterprise risk management, accounting, internal audit and compliance, financial planning and reporting, treasury, tax and strategic planning. Prior to accepting the promotion to CFO, Ms. Rosenthal established a successful start-up for Clark, its Global Technologies group, which developed and built data centers for early internet service providers.

Before joining Clark, Ms. Rosenthal led financing teams for several tax-credit financed housing providers playing an instrumental role in identifying new sources of funding and innovative tax structures for complex transactions.

Ms. Rosenthal earned both a Juris Doctor and Masters degree in Business Administration from Harvard Law School and Harvard Graduate School of Business Administration and earned a Bachelor of Arts in Economics from Cornell University. She is a member of the Texas Bar and is currently the Chair of the Strathmore Foundation for the Performing Arts. She is the immediate Past President of Congregation Beth El and has been active in various industry groups, including as a Director and past Officer of the Greater Washington Board of Trade. Both the NYSE and NASDAQ recognize Ms. Rosenthal as a financial expert.

WGL Holdings, Inc.  —  101 Constitution Avenue, NW.  —  Washington, D.C. 20080  —  www.wglholdings.com

Headquartered in Washington, D.C., WGL Holdings, Inc. [NYSE: WGL] is a leading source for clean and efficient energy solutions. Through our affiliates and strategic relationships, the Company offers a diverse set of energy sources including natural gas, wind, and solar as well as a range of energy solutions - generation, storage, transportation, distribution, supply, and efficiency, with activities in 30 states. WGL has five main operating units: Washington Gas Light Company, a regulated natural gas utility serving approximately 1.1 million customers in the metropolitan Washington, D.C. area; Washington Gas Energy Services, Inc., one of the largest natural gas, electricity and green energy suppliers in the Mid-Atlantic; Washington Gas Energy Systems, Inc., a distributed generation and energy efficiency business, offering solar, fuel cell, combined heat and power, and other technologies across the United States; WGL Midstream, Inc., a wholesale energy solutions business, investing in and optimizing natural gas pipelines and storage facilities in the Midwest and Eastern United States; and Hampshire Gas, a natural gas storage business which owns and operates facilities in and around Hampshire County, West Virginia. As product and service innovation are critical for value creation and sustaining growth, we are continuously increasing our assets and investments in targeted clean energy sectors. This strategy supports WGL’s core business, as well as provides opportunity for growth through partnerships and investments. WGL’s diversity is its strength. We are dedicated to the sustainability of our business, the customers and communities we serve, and the environment. To learn more, visit www.wglholdings.com.

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